Exhibit 99.(a)(1)(I)

Addendum

To:             [Employee Name]
From:         [                         ]
Date:          [                         ], 2007
Re:             Addendum to Offer to Amend Eligible Outstanding Stock Options

This Addendum to First Solar, Inc.’s (“First Solar”) Offer to Amend Eligible Outstanding Stock Options (the “Offer”) describes below the Eligible Portions of your Eligible Options.  Terms not explicitly defined in this Addendum have the same definitions as those used in the Offer. The Eligible Options and Eligible Portions held by you as of May 31, 2007 are identified below:

Eligible Option Number:

Eligible Option Grant Date:

Eligible Option Type:

Eligible Option Price:

Eligible Portion*:

If you have questions regarding the above, please contact your local Human Resources Department.

_______________________

*
Represents the portion of the Eligible Option that vested on or after January 1, 2005 and remains outstanding as of December 1, 2006.  This number is subject to change and the final Eligible Portion of the Eligible Option will be calculated as of the Expiration Time of the Offer.  Please refer to the Offer for further details.